Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 8, 2008, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to our consideration of internal controls over financial reporting, and relating to our previous reporting in accordance with Canadian generally accepted accounting principles on the consolidated financial statements as at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005) relating to the consolidated financial statements of Solana Resources Limited appearing in the Current Report on Form 8-K/A filed by Gran Tierra Energy Inc. on January 28, 2009.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Canada
January 28, 2009